Exhibit 99.3

MOBILEYE N.V.

2003 SHARE OPTION PLAN

1. Purposes of the Plan. The purpose of this Share Option Plan (the “Plan”) is to advance the interests of MobilEye N.V. (the “Company”) and its shareholders by attracting and retaining the best available personnel for positions of substantial responsibility, providing additional incentive to employees, officers, directors, advisors and consultants of the Company and of any of its affiliates and promoting a close identity of interests between those individuals and the Company.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 3 hereof.

(b) “Affiliate” means any entity controlling, controlled by or under common control with the Company and if such entity is a person, then the immediate family of such person. For the purpose of this definition of Affiliate, control shall mean the ability, to direct the activities of the relevant entity and/or shall include the holding of more than 50% of the capital or the voting of such entity.

(c) “Applicable Law” means the requirements relating to the administration of share option plans Israeli Tax laws, Israel securities laws, Israel Companies Act, any stock exchange or quotation system on which the shares are listed or quoted and the applicable law of any country or jurisdiction where Options are granted under the Plan.

(d) “Board” means the Supervisory Board of Directors of the Company.

(e) “Committee” means a compensation committee of the Board, designated from time to time by the resolution of the Board, which shall consist of no fewer than two members of the Board.

(f) “Ordinary Shares” means the Ordinary Shares, par value EUR 0.36 per share, of the Company.

(g) “Consultant” means any person who is engaged by the Company or any Affiliate to render consulting or advisory services to such entity.

(h) “Director” means a member of the Supervisory Board.

(i) “Employee” means any person who is employed by the Company or any of its Affiliates, including an individual who is serving as a director or an office holder.

(j) “Fair Market Value” means, as of any date, the value of a Share determined as follows:

(i) If the Shares are listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq

SmallCap Market of The Nasdaq Stock Market, their Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, their Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination, or;

(iii) In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Administrator.

(k) “Service Provider” means an Employee, director, consultant or adviser of the Company or any of its Affiliates.

(l) “Option” means a share option granted pursuant to the Plan.

(m) “Option Agreement” means a written or electronic agreement between the Company or any of its Affiliates and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(n) “Optionee” means the holder of an outstanding Option granted under the Plan.

(o) “Share” means a share of the Ordinary Shares of the Company, or such other class of shares or other securities as may be applicable pursuant to Section 12 hereof.

3. Administration of the Plan.

(a) Procedure.

(i) The Plan shall be administered by the Board or a Committee appointed by the Board.

(ii) In administering the Plan, the Board and/or the Committee shall comply with all Applicable Law, with the articles of association of the Company and with Dutch corporate law.

(b) Powers of the Board. Subject to the provisions of the Plan, subject to Applicable Law, subject to the articles of association of the Company, subject to Dutch corporate law and subject to the approval of any relevant authorities, the Board shall have the authority, in its discretion:

(i) to designate the Service Providers to whom Options may from time to time be granted hereunder;

(ii) to determine the number of Shares to be covered by each such award granted hereunder:

(iii) to determine the terms and conditions of any Option granted hereunder;

(iv) to determine the Fair Market Value of Shares;

(v) subject to Applicable Law, to allow Optionees to satisfy withholding tax obligations by electing to have the Company, if permitted under Applicable Law, withhold from the Shares to be issued upon exercise of an Option that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by Optionees to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable; and

(c) Powers of the Administrator. Subject to the provisions of the Plan, subject to Applicable Law, subject to the articles of association of the Company, subject to Dutch corporate law and subject to the approval of any relevant authorities, the Administrator shall have the authority, in its discretion:

(i) to construe and interpret the terms of the Plan and any Options granted pursuant to the Plan:

(ii) to prescribe forms of agreement for use under the Plan;

(iii) to determine the Fair Market Value of Shares;

(iv) to prescribe, amend and rescind rules and regulations relating to the Plan;

(v) subject to Applicable Law, to make an Election (as defined below);

(vi) to take all other action and make all other determinations necessary for the administration of the Plan.

(d) Effect of Administrator’s Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Optionees. No member of the Administrator shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted thereunder.

(e) Grants to Committee Members. A member of such Committee shall be eligible to receive Options under the Plan while serving on the Committee, only in accordance with the provisions of any Applicable Law.

4. Eligibility.

(a) Subject to the provisions of the Plan, the Board may at any time, and from time to time, grant Options under the Plan.

(b) The persons eligible for participation in the Plan shall be Employees or Service Providers. The grant of an Option hereunder shall neither entitle the Optionee to participate nor disqualify him or her from participating in any other grant of Options pursuant to the Plan or any other option or share plan of the Company or any of its Affiliates.

(c) No individual shall at any time have a right to receive an Option under the Plan. The receipt of an Option under the Plan shall not confer upon any Optionee any right with respect to continuing the Optionee’s relationship as a Service Provider with the Company or an Affiliate of the Company, nor shall it interfere in any way with his or her right or the Company’s right, or the right of the Company’s Affiliate, to terminate such relationship at any time, with or without cause.

5. Appendices to the Plan

The Company contemplates that there may be Optionees fro in different nations subject to the Plan, and since different laws of different jurisdictions may apply to such Optionees, separate Appendices may be added to the Plan in order to comply with the applicable laws. In such case, the Plan and each of the Appendices to the Plan shall be complementary to each other and shall be deemed one. In any case of contradiction, whether explicit or implied, between the provisions of the Plan and any of the Appendices, the provisions of such Appendix shall prevail with respect to Options granted under such Appendix.

6. Shares Subject to the Plan. Subject to the provisions of Section 12 hereof, the maximum aggregate number of Shares which may he received upon the exercise of Options under the Plan is 3,400,000 which constitute up to 15% of the outstanding Shares of the Company as of the date this plan is adopted. Shares distributed pursuant to the Plan may consist of authorized but unissued Shares.

If an Option expires or becomes unexereisable without having been exercised in full, the unpurchased Shares which were subject thereto shall become available for grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan shall not be returned to the Plan and shall not become available for future distribution under the Plan.

7. Option Exercise Price and Consideration.

(a) The exercise price of an Option shall be determined by the Board on the date of grant of such Option in accordance with Applicable Law, Dutch corporate law and the articles of association of the company and subject to guidelines as shall be suggested by the Board from time to time, but shall be subject to the following:

(i) The consideration for the exercise of the Options shall be payable upon the exercise of the Option in a form satisfactory to the Board, including without limitation,

by cash or check. The administrator shall have the authority to postpone the date of payment on such terms as it may determine.

(ii) The proceeds received by the Company from the issuance of Shares subject to the Options will be added to the general funds of the Company and used for its corporate purposes.

(iii) The consideration for the exercise of the Options shall not be less than the total par value of the shares for which such Option is granted.

8. Exercise of Option;

(a) Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Board and set forth in the Option Agreement. An Option may not be exercised for a fraction of a Share.

(b) An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option (“Exercise Notice”), and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Board and permitted by Applicable Law, Dutch corporate law, the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse.

Prior to exercise, an Optionee, as such, shall have none of the rights of a shareholder of the Company. Upon exercise of an Option, an Optionee shall have no shareholder rights until the Shares are issuedpursuant to a notarial deed executed by a civil law notary, with seal in the Netherlands.

Upon their issuance, the Shares shall carry equal voting rights on all matters where such vote is permitted by Applicable Law, the articles of association of the Company and Dutch corporate law. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other shareholder right for which the record date precedes the date of issuance of the Shares, except as provided in Section 12 hereof.

(c) If any law or regulation requires the Company to take any action with respect to the Shares specified in such Exercise Notice before the issuance thereof, then the date of their issuance shall be extended for the period necessary to take such action.

(d) Subject to Applicable Law, an Option may not be exercised unless, at the time the Optionee gives Exercise Notice to the Company, the Optionee includes with such notice payment in cash or by bank check of all withholding taxes due, if any, on account of his or her acquired Shares under the Option or gives other assurance satisfactory to the Administrator of the payment of those withholding taxes.

(e) Exercise of an Option in any manner shall result in a decrease in the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

9. Term of Option. The term of an Option shall expire on such date or dates as the Administrator shall determine at the time of the grant of the Option; provided, however, that the term of an Option shall not exceed ten (10) years from the date of grant thereof.

10. Non-Transferability of Options. Except as set forth in Section 11(b) hereof, Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

11. Termination of Employment

(a) In the event of termination of Optionee’s employment with the Company or any of its Affiliates, or if applicable, the termination of services given by the Optionee to the Company or any of its Affiliates, all Options granted to the Optionee, which are vested and exercisable at the time of such termination, may, unless earlier terminated in accordance with the Option Agreement, be exercised within one (1) month after the date of such termination (or such different period as the Committee shall prescribe). If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unrested portion of the Option shall revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(b) In the event of termination of Optionee’s employment with the Company or any of its Affiliates, or if applicable, the termination of services given by the Optionee to the Company or any of its subsidiaries by reason of death or total and permanent disability, the outstanding Options may be exercised by the Optionee, the Optionee’s legal guardian, the Optionee’s estate or a person who acquires the right to exercise the Option by bequest or inheritance, as the case may be, within twelve (12) months after termination to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(c) In the event of termination of Optionee’s employment with the Company or any of its Affiliates, or if applicable, the termination of services given by the Optionee to the Company or any of its subsidiaries for Cause (as defined hereunder), all outstanding Options granted to such Optionee (whether vested or not) shall, to the extent riot theretofore exercised, terminate on the date of such termination, unless otherwise determined by the Administrator, and the Shares covered by such Option shall revert to the Plan.

For purposes of this Section, termination for “Cause” shall mean any of the following: (a) the Optionee’s theft, dishonesty, or falsification of any Company documents or records; (b) the

Optionee’s improper use or disclosure of the Company’s confidential or proprietary information; (c) any action by the Optionee which has a detrimental effect on the Company’s reputation or business: (d) the Optionee’s failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; (e) any material breach of the Optionee of any agreement between the Optionee and the Company, which breach is not cured pursuant to the terms of such agreement: or (f) the Optionee’s conviction (including any plea of guilty) of any criminal act which impairs the Optionee’s ability to perform his or her duties with the Company.

(d) In addition, if after termination of employment the Optionee once does not comply in full with any of non-compete, non solicitation, confidentiality or any other requirements of any agreement between the Company and the Optionee, the Administrator may, in its sole discretion, refuse to allow the exercise of the Options.

12. Adjustments Upon Changes in Capitalization.

In the event of a shares split, reverse shares split, shares dividend, recapitalization, combination or reclassification of the Shares, rights issues or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company (but not the conversion of any convertible securities of the Company), the Board in its sole discretion shall make an appropriate adjustment in the number of Shares related to each outstanding Option, the number of Shares reserved for issuance under the Plan, as well as the exercise price per Share of each outstanding Option. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

13. Dissolution or Liquidation.

In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion will determine the period of time of which such Option may be exercised, which in no event is less than fifteen (15) days prior to such transaction. To the extent it has not been previously exercised, an Option will terminate immediately prior to the consummation of such proposed action.

14. Merger.

In the event of a merger, acquisition, reorganization of the Company with one or more other entities, or a sale of all or substantially all of the assets of the Company in which the Company is not the surviving entity, each outstanding Option shall be assumed or an equivalent option substituted by the successor company or an affiliate of the successor company.

In the event that the successor company refuses to assume or substitute then all unvested Options shall automatically expire, unless the Administrator has determined otherwise with respect to certain Option Agreement.

In such case, the Administrator shall notify the Optionee in writing or electronically that the Option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period. For purposes of this paragraph, the Option shall be considered assumed or substituted if, following the merger or sale of assets, the Option receives the right to purchase or receive, for each Share subject to an option, the consideration (whether shares, cash, or other securities or property) received in the merger or sale of assets by holders of Shares of the Company on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration is not solely shares of the common stock (or their equivalent) of the successor company or its Affiliate, the Administrator may, with the consent of the successor company, provide for each Optionee to receive solely shares of the common stock (or their equivalent) of the successor company or its Affiliate equal in fair market value to the per Share consideration received by holders of Shares in the merger or sale of assets.

15. Change in Control

(a) “Change in Control” shall mean a change in ownership or control of the Company effected through any of the following transactions:

(i) IPO;

(ii) the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with the Company), of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities;

(iii) a merger, demerger, consolidation, reorganization of the Company or a similar business combination, in which the Company is a surviving entity; or

(iv) the sale, transfer or other disposition of all or substantially all of the Company’s assets.

(b) Upon a Change in Control, no changes will he made to the terms of the Options, unless otherwise is determined by the Board

16. Right of First Refusal and Bring-Along Provisions; Lock-Up.

(a) Optionee acknowledges the terms and provisions of the Articles of Association of the Company and any applicable shareholder agreement and hereby agrees to be bound by their terms with respect to a right of first refusal provision and preemptive right provision.

(b) Optionee acknowledges and accepts the terms and provisions of any shareholders agreements as applicable to other shareholders of Common Stock of the Company, and hereby agrees to be bound by their terms with respect to a bring along provision as if he or she was an original party thereof.

(c) Optionee acknowledges that in the event that the Company’s shares shall be registered for trading in any public market. Optionee’s rights to sell the Shares may be subject to certain limitations (including a lock-up period), as will be requested by the Company or its underwriters, and the Optionee unconditionally agrees and accepts any such limitations.

17. Date of Grant. Subject to Applicable Law, the date of grant of an Option shall, for all purposes, be the date on which the Administrator makes the determination granting such Option.

18. Tax Consequences. Any tax consequences arising from the grant or exercise of any Option or from the payment for Shares or from any other event or act (whether of the Optionee or of the Company or its Affiliates) hereunder, shall be borne solely by the Optionee, The Company and/or anyone else designated by the Company or any of its Affiliates for that purpose (“Designated Person”) shall withhold taxes according to the requirements under the Applicable Laws, rules, and regulations, including withholding taxes at source. Furthermore, such Optionee shall agree to indemnify the Company and/or any of its Affiliates that employs the Optionee and/or that Designated Person, and/or the Company’s shareholders and/or directors and/or officers if applicable, and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee. Except as otherwise required by law, the Company shall not be obligated to honor the exercise of any Option by or on behalf of an Optionee until all tax consequences (if any) arising from the exercise of such Options are resolved in a manner reasonably acceptable to the Company.

19. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Shareholder Approval. The Board shall obtain shareholder approval of any Plan amendment to the extent necessary or desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the majority of the Optionees (by number of Options) and the Administrator, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

20. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option, the method of payment and the issuance and delivery of such Shares shall comply with Applicable Law, Dutch corporate law and the articles of association of the Company and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Option, the Administrator may require the person exercising such Option to represent and warrant at the time of such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if in the opinion of counsel for the Company, such a representation is required.

(c) Other Compliance. At the time of issuance, the Optionee is not in default under any agreement between the Company and any of its Affiliates and Optionee.

21. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

22. Reservation of Shares. The Company, during the term of this Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

23. Multiple Agreements. The terms of each Option may differ from other Options granted under the Plan at the same time. The Administrator may also grant more than one Option to a given Optionee during the term of the Plan, either in addition to, or in substitution for, one or more Options previously granted to that Optionee.

24. Term of Plan. The Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten (10) years after the earlier of its adoption by the Board or by the holders of the Company’s Shares, unless sooner terminated under Section 11 hereof.

25. Shareholder Approval. To the extent required by Applicable Law, Dutch corporate law and the articles of association of the Company, the Plan shall be subject to approval by the shareholders of the Company. Such shareholder approval shall be obtained in the manner required under Applicable Law, Dutch corporate law and the articles of association of the Company.

26. Information to Optionees and Purchasers. To the extent required under Applicable Law, the Company shall provide copies of annual financial statements to each individual who holds Options or acquires Shares pursuant to the Plan, not less frequently than annually during the period that such Options or Shares are held. The Company shall not be required to provide such statements to key employees whose duties in connection with the Company assure their access to equivalent information.

27. Governing Law. This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to the Plan.

MOBILEVE N.V.

ISRAELI APPENDIX

To the

2003 SHARE OPTION PLAN

1.	Purposes.

(a) This appendix (the “Appendix”) shall apply only to those of the Optionees who are residents of the State of Israel or those who are deemed to be residents of the State of Israel for Israeli tax purposes by the Israeli Tax Authorities (the “Israeli Optionees”). The provisions specified hereunder shall form an integral part of the 2003 Share Option Plan of MobilEye N.V. (the “Plan” and the “Company”, respectively), which applies to the issuance of Options to purchase Shares of the Company.

(b) This Appendix is to be read as a continuation of the Plan and only refers to Options granted to Israeli Optionees so that they comply with the requirements set by the Israeli law in general, and in particular with the provisions of Section 102 of the Ordinance, and any regulations, rules, orders or procedures promulgated thereunder, as may be amended or replaced from time to time. For the avoidance of doubt, this Appendix does not add to nor modify the Plan in respect of Optionees who are not Israeli Optionees.

(c) The Plan and this Appendix are complementary to each other and shall be deemed one. In any case of contradiction, whether explicit or implied, between the provisions of this Appendix and the Plan, the provisions set out in this Appendix shall prevail with respect to Options granted to Israeli Optionees.

2.	Definitions.

Any capitalized terms not specifically defined in this Appendix shall be construed according to the interpretation given to them in the Plan.

(a) “Administrator” means the Supervisory Board or any of its Committees as shall be administering the Plan, in accordance with Section 3 hereof.

(b) “Affiliate” means any entity controlling, controlled by or under common control with the Company and if such entity is a person, then the immediate family of such person. For the purpose of this definition of Affiliate, control shall mean the ability, to direct the activities of the relevant entity and/or shall include the holding of more than 50% of the capital or the voting of such entity and any “Employing Company” within the meaning of section 102(a) of the Ordinance.

(c) “Employee” means any person who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, but excluding Controlling Shareholder as defined in Section 32(9) of the Ordinance. The term “Employee” shall not include a stockholder of the Company who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Affiliate.

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(d) “Fair Market Value” means, as of any date, the value of a Share determined as follows:

(i) If the Shares are listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, their Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; Without derogating from the above and solely for the purpose of determining the tax liability pursuant to Section 102, if at the date of grant the Company’s Shares are listed on any established stock exchange or a national market system or if the Company’s Shares will be registered for trading within ninety (90) days following the Date of Grant under the Capital Gain Track, the fair market value of the Share at the Date of Grant shall be determined in accordance with the average value of the Company’s Shares on the thirty (30) trading days preceding the Date of Grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

(ii) If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, their Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination, or;

(iii) In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Administrator.

(e) “Non Trustee Track” means an Option granted pursuant to Section 102(c) of the Ordinance and not held in trust by at Trustee.

(f) “Option” means an option to purchase one or more Shares of the Company pursuant to the Plan.

(g) “Option Agreement” means the share option agreement between the Company or any of its Affiliates, as the case may be, and an Optionee that sets out the terms and conditions of an Option.

(h) “Ordinance” means the Tax Ordinance (NewVersion), 1961.

(i) “Section 102” means section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

(j) “Section 102 Capital Gain Track” means grant of Options with a Trustee under the capital gain track as defined in Section 102.

(k) “Section 102 Employment Income Track” means grant of Options with a Trustee under the employment income track as defined in Section 102.

(l) “Section 102 Non Trustee Track” means grant of Options without a trustee as defined in Section 102.

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(m) “Trustee” means any individual or entity appointed by the Company to serve as a trustee and approved by the Income Tax Authority, all in accordance with the provisions of Section 102(a) of the Ordinance.

3.	Eligibility.

(a) Subject to the provisions of the Plan, the Board, as defined in the Plan, may at any time, and from time to time, grant Options under the Plan and this Appendix.

(b) Options granted under the Plan and this Appendix to Service Providers may or may not contain such terms as will qualify the Options as options granted pursuant to the provisions of Section 102 Capital Gain Track, Section 102 Employment Income Track and Section 102 Non Trustee Track (together “Section 102 Tracks”) and any pre-ruling related thereto or Section 3(i) of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder including the Income Tax Rules (Tax Benefits in Stock Issuance to Employees), 2003 (the “Rules”).

(c) Upon election of the Board between the Section 102 Tracks (“Election”), Options shall be granted under the Plan pursuant to the elected Section 102 Track, until such time as the Board changes its Election, in accordance with the provisions of Section 102. Such Election shall become effective as of the first Date of Grant of Option under this Plan and shall remain in effect until the end of the year following the year during which the Company first granted Options pursuant to its Election. The Election shall obligate the Company, and shall apply to all Optionees who were granted Options during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For avoidance of doubt, such Election shall not prevent the Company from granting Option under Section 102 Non Trustee Track simultaneously.

(d) For the avoidance of doubt, the grant of Options under Section 102 Tracks is subject to (i) the approval of the Plan by the Israeli income tax authority, (ii) filing the Company’s Election with the Israeli income tax authorities at least thirty (30) days before the date of the grant of the Options.

(e) Options under Section 102 Capital Gain Track and Section 102 Employment Income Track shall be held in trust pursuant to the Section 4 of this Plan.

(f) All Service Providers of the Company or of any of its Affiliates shall be eligible to receive Options under the Plan; provided, however, that Options granted pursuant to Section 102 of the Ordinance shall be granted only to Employees of the Company, and provided further, that Options granted pursuant to Section 3(i) of the Ordinance shall not be granted to Employees of the Company.

(g) No individual shall at any time have a right to receive an Option under the Plan. The receipt of an Option under the Plan shall not confer upon any Optionee any right with respect to continuing the Optionee’s relationship as a Service Provider with the Company or a Affiliate of the Company, nor shall it interfere in any way with his or her right or the Company’s right, or the right of the Company’s Affiliate, to terminate such relationship at any time, with or without cause.

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(h) The terms and conditions upon which Options shall be issued and exercised shall be as specified in the Option Agreement to be executed pursuant to the Plan and to this Appendix. Each Option Agreement shall state, inter alia, the Section 102 Track under which the Option is granted, the number of Shares to which the Option relates, the vesting provisions and the exercise price.

4.	Appointment of Trustee.

(a) In case of Election of either Section 102 Capital Gain Track or Section 102 Employment Income Track, the Administrator shall elect and appoint a Trustee for this Plan (the “Trustee”). Upon such appointment a trust agreement, which shall comply with the relevant and Applicable Law, will be signed between the Trustee and the Company.

(b) In case of Election of either Section 102 Capital Gain Track or Section 102 Employment Income Track and in the event that a Trustee has been appointed, all Options granted according to this Plan shall be issued to the Trustee and registered in the Trustee’s name. Such Options or any Shares allocated or issued upon exercise of such Options and/or other shares received subsequently following any realization of rights, including without limitation bonus shares, shall be held for the benefit of the Optionees for the Restricted Period (as defined below).

(c) In the event the requirements under Section 102 Capital Gain Track or Section 102 Employment Income Track are not met, than such Options may be treated under No Trustee Track, all in accordance with the provisions of Section 102 and regulations promulgated thereunder.

(d) In the event that the Company issues Options to the Trustee for the benefit of the Optionees, than the sale or transfer of such Options or the underlying Shares shall be restricted for a certain period of time as required under the Applicable Law (the “Restricted Period”), in order to ensure that the Plan should qualify under the laws of any country or jurisdiction where Options are granted under the Plan.

(e) Notwithstanding anything to the contrary, the Trustee shall not release any Shares allocated or issued upon exercise of Options under Section 102 Capital Gain Track and Section 102 Employment Income Track prior to the full payment of the Optionee’s tax liabilities arising from such Options which were granted to him/her and/or any Shares allocated or issued upon exercise of such Options.

(f) With respect to any Options under section 102 Capital Gain Track and section 102 Employment Income Track, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, an Optionee shall not be entitled to sell or release from trust any Share received upon the exercise of an such 102 Options and/or any Share received subsequently following any realization of rights, including without limitation bonus shares, until the lapse of the Restricted Period.

(g) The Trustee shall be exempt from any liability in respect of any action or decision duly taken in its capacity as a Trustee, provided, however, that the Trustee, acted at all times without negligence or fraud.

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5.	Exercise of Option.

(a) An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise from the person entitled to exercise the Option (“Exercise Notice”), and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Board and permitted by Applicable Law, Dutch corporate law, the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse, provided that Shares issued upon exercise of any Option which was granted under Section 102 Capital Gain Track or under Section 102 Employment Income Track and as long as it is held by the Trustee, shall be issued in the name of the Trustee for the benefit of the Optionee. Prior to exercise, an Optionee, as such, shall have none of the rights of a shareholder of the Company. Upon exercise of an Option, an Optionee shall have no shareholder rights until the Shares are issued Pursuant to a notarial deed executed by a civil law notary, with seat in the Netherlands.

Upon their issuance, the Shares shall carry equal voting rights on all matters where such vote is permitted by Applicable Law, the articles of association of the Company and Dutch corporate law. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other shareholder right for which the record date precedes the date of issuance of the Shares, except as provided in Section 12 of the Plan.

(b) If any law or regulation requires the Company to take any action with respect to the Shares specified in such Exercise Notice before the issuance thereof, then the date of their issuance shall be extended for the period necessary to take such action.

(c) Subject to Applicable Law, an Option may not be exercised unless, at the time the Optionee gives Exercise Notice to the Company, the Optionee includes with such notice payment in cash or by bank check of all withholding taxes due, if any, on account of his or her acquired Shares under the Option or gives other assurance satisfactory to the Administrator of the payment of those withholding taxes.

(d) Exercise of an Option in any manner shall result in a decrease in the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

6.	Non-Transferability of Options.

(a) Except as set forth in Section 11(b) of the Plan, Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

(b) As long as Options or Shares purchased pursuant thereto are held by the Trustee for the benefit of the Optionee, no rights of the Optionee with respect to the Options and or Shares may be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

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7.	Income Tax Authority.

(a) The provisions of the Plan and/or this Appendix and/or the Option Agreement shall be subject to the provisions of Section 102 and the Tax Assessing Officer’s approval and/or any Applicable Law, and the said provisions and approval shall be deemed an integral part of the Plan and of the Appendix and of the Option Agreement.

(b) Any provision of Section 102 and/or the said approval and/or any Applicable Law, which is necessary in order to receive and/or to keep any tax benefit pursuant thereto, which is not expressly specified in the Plan or in this Appendix or in the Option Agreement, shall be considered binding upon the Company and the Optionees.

8.	Distributions.

With respect to all Shares (but excluding, for avoidance of any doubt, any unexercised Options) allocated or issued upon the exercise of Options purchased by the Optionee and held by the Optionee or by the Trustee, as the case may be, the Optionee shall be entitled to receive dividends in accordance with the quantity of such Shares, subject to the provisions of the Company’s incorporation documents (and all amendments thereto) and subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102.

9.	Tax Consequences.

(a) To the extent permitted by Applicable Law, any tax consequences arising from the grant or exercise of any Option or from the payment for Shares or from any other event or act (whether of the Optionee or of the Company or its Affiliates or of its Trustee) hereunder, shall be borne solely by the Optionee. The Company and/or the Trustee shall withhold taxes according to the requirements under the Applicable Laws, rules, and regulations, including withholding taxes at source. Furthermore, such Optionee shall agree to indemnify the Company and/or Affiliate that employs the Optionee and/or the Trustee, and/or the Company’s shareholders and/or directors and/or officers if applicable, and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee. Except as otherwise required by law, the Company shall not be obligated to honor the exercise of any Option by or on behalf of an Optionee until all tax consequences (if any) arising from the exercise of such Options are resolved in a manner reasonably acceptable to the Company

(b) The Company and/or the Trustee shall not be required to release any Share certificate to an Israeli Optionee until all required payments have been fully made.

10.	Governing Law.

This Appendix shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to this Appendix.

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Optionee	Date

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